Exhibit 3.3

ROSS STORES, INC.

Bylaw Amendments (“Proxy Access”)

[ARTICLE I]

[Revision to existing Bylaw provision - change underlined]
Section 8.        Disclosure Requirements. To be in proper form, a stockholder’s notice to the Secretary of the Corporation must include the following. As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, a stockholder’s notice must set forth: (i) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) . . . and (I) any direct or indirect interest of such stockholder in any material contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), . . . .

[New section added to Bylaws]
Section 9.    Proxy Access - Inclusion of Director Candidates in Proxy Materials.
(a) Proxy Access. Subject to compliance with the terms and conditions set forth in these Bylaws, in connection with an annual meeting of stockholders, the Corporation shall include (i) in its proxy statement and form of proxy relating to such annual meeting, in addition to the persons nominated for election by the Board of Directors (or any committee thereof), the name of any person nominated for election to the Board of Directors by a record stockholder who is, or is acting on behalf of, an Eligible Stockholder (as defined in Section 9(e) below) pursuant to this Article I, Section 9 (each such nominated person, a “Stockholder Nominee” and the particular annual meeting of stockholders at which they are nominated, the “Applicable Meeting”) and (ii) in its proxy statement the Required Information (as defined below) relating to each Stockholder Nominee.
(b) Timeliness of Notice. To nominate a potential Stockholder Nominee, a record stockholder who is, or is acting on behalf of, an Eligible Stockholder must provide a timely, written notice that expressly requests to have the proposed Stockholder Nominee included in the Corporation’s proxy materials pursuant to this Article I, Section 9 (the “Notice of Proxy Access Nomination”). To be timely, a Notice of Proxy Access Nomination must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business (local time) on the 120th day before, nor earlier than the 150th day before, the one-year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the annual meeting in the year preceding the Applicable Meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual stockholder meeting, then, for a Notice of Proxy Access Nomination to be timely, it must be so received by the Secretary of the Corporation not earlier than the close of business on the 120th day prior to the date of the Applicable Meeting and not later than the close of business on the later of (x) the 90th day prior to the date of the Applicable Meeting, or (y) the tenth day following the day on which Public Announcement of the date of the Applicable Meeting is first made (the last day on which a Notice of Proxy Access Nomination may be timely delivered, the “Final Proxy Access Nomination Date”). In no event shall an adjournment of the Applicable Meeting, or postponement of the date scheduled for the Applicable Meeting for which notice has been given (or with respect to which there has been a Public Announcement of the date of the meeting), commence a new time period (or extend any time period) for the giving of a timely Notice of Proxy Access Nomination under this Article I, Section 9.
(c) Information Included in Proxy Materials. An Eligible Stockholder may provide to the Secretary of the Corporation a written statement for inclusion in the Corporation’s proxy statement for the Applicable Meeting, not to exceed 500 words, in support of a proposed Stockholder Nominee (a “Statement”). In order to have a Statement included in the proxy statement, an Eligible Stockholder must submit the Statement to the Secretary of the Corporation at the same time that the corresponding Notice of Proxy Access Nomination is submitted to the Secretary of the Corporation. Notwithstanding anything to the contrary contained in this Article I, Section 9, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it believes would violate any applicable law or regulation. Nothing in this Article I, Section 9 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Stockholder Nominee.

(d) Number of Stockholder Nominees. The number of Stockholder Nominees included in the Corporation’s proxy materials with respect to an Applicable Meeting shall not exceed the greater of (i) two (2) or (ii) twenty percent (20%) of the authorized number of directors (as established in accordance with these Bylaws) as of the Final Proxy Access Nomination Date, or if such

Exhibit 3.3

number is not a whole number, the closest whole number below twenty percent (20%) (the number determined pursuant to clause (i) or clause (ii) of this sentence, as applicable, and subject to reduction as provided below, the “Permitted Number”); provided, that in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the Applicable Meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith such that the authorized number of directors is thereby reduced, the Permitted Number shall be determined based on the number of directors in office as so reduced.

The Permitted Number shall also be reduced by (i) the number of director candidates for which the Corporation shall have received notice that a stockholder intends to nominate candidates at the Applicable Meeting pursuant to Article I, Section 7, (ii) the number of director candidates that will be included in the Corporation’s proxy materials with respect to the Applicable Meeting as an unopposed (by the Board of Directors) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares by such stockholder or group of stockholders from the Corporation), (iii) the number of incumbent director candidates who previously were Stockholder Nominees at either of the two annual meetings of stockholders immediately preceding the Applicable Meeting and whose re-election at the upcoming annual meeting is being recommended by the Board of Directors and (iv) the number of director candidates whose names were submitted for inclusion in the Corporation’s proxy materials pursuant to this Article I, Section 9, but who were thereafter nominated by the Board of Directors.

In the event that the number of proposed Stockholder Nominees submitted by Eligible Stockholders pursuant to this Article I, Section 9 exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination as submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. If any Stockholder Nominee who satisfies the eligibility requirements in this Article I, Section 9 (i) thereafter withdraws from the election (or his or her nomination is withdrawn by the applicable Eligible Stockholder) or (ii) is thereafter not submitted for director election for any reason (including the failure to comply with this Article I, Section 9) other than due to a failure by the Corporation to include such Stockholder Nominee in the proxy materials in violation of this Article I, Section 9, no other nominee or nominees shall be substituted for such Stockholder Nominee and included in the Corporation’s proxy materials or otherwise submitted for director election pursuant to this Article I, Section 9.
(e) Provisions to Determine Eligible Stockholder. An “Eligible Stockholder” is one or more persons who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case, as defined in Article I, Section 9(f)), for at least three years as of the date the Notice of Proxy Access Nomination is received by the Corporation, shares representing at least the Required Shares (as defined in Section 9(n) below), and who continue to own the Required Shares at all times between the date the Notice of Proxy Access Nomination is received by the Corporation and the date of the Applicable Meeting, and who owned at least the Threshold Shares on the Three Year Start Date (each as defined in Section 9(n) below); provided that the aggregate number of record stockholders and beneficial owners in a “group” whose stock ownership is counted for the purposes of satisfying the foregoing ownership requirements shall not exceed 20. Whenever a group of two or more persons (including a group of funds that are part of the same Qualifying Fund (as defined in Section 9(n) below)) are taken together to constitute an Eligible Stockholder for purposes of this Article I, Section 9, then (1) the duration and nature of the share ownership criteria, and each provision in this Section 9 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments shall be deemed to require each person (including each individual fund) that is a member of such group (other than a Custodian Holder) to meet such ownership criteria and to provide such statements, representations, undertakings, agreements or other instruments, and (2) a breach of any obligation, agreement or representation under this Section 9 by any member of such group (other than a Custodian Holder) shall be deemed a breach by the Eligible Stockholder. A Qualifying Fund shall be counted as one record stockholder or beneficial owner for the purpose of determining the aggregate number of record stockholders and beneficial owners in this paragraph, and treated as one person for the purpose of determining “ownership” as defined in this Article I, Section 9(f), provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Article I, Section 9. No record stockholder (other than a Custodian Holder (as defined in Section 9(n) below)) or beneficial owner is permitted to be a member of more than one group constituting an Eligible Stockholder under this Article I, Section 9, and no shares may be attributed to more than one Eligible Stockholder or group constituting an Eligible Stockholder under this Article I, Section 9. For the avoidance of doubt, the Required Shares will qualify as such if and only if the beneficial owner of such shares has itself beneficially owned such shares continuously for the three-year period ending on the date the Notice of Proxy Access Nomination is received by the Corporation and through the other applicable dates referred to above (in addition to the other applicable requirements being met). Notwithstanding the foregoing, any Eligible Stockholder (and any persons included as part of a group constituting such Eligible Stockholder) whose Stockholder Nominee for an Applicable Meeting is elected and becomes a director of the Corporation (the “Nominee Incumbent”), will not thereafter be eligible to nominate or participate in the nomination (or to be included as part of any group that constitutes an Eligible Stockholder)

Exhibit 3.3

of any other Stockholder Nominee for election at any subsequent annual meeting of stockholders, for so long as that Nominee Incumbent continues to serve as a director of the Corporation and his/her re-election at the upcoming annual meeting is being recommended by the Board of Directors.
(f) Definition of Ownership. For purposes of calculating the Required Shares and the Threshold Shares, “ownership” shall be deemed to consist of and include only the outstanding shares as to which a person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (B) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (C) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar instrument or agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of common stock, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting, or altering to any degree any potential gain or loss arising from the full economic ownership of such shares by such person or its affiliate. “Ownership” shall include shares held in the name of a nominee (including a Custodian Holder) or other intermediary so long as the person claiming ownership of such shares retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct disposition thereof and possesses the full economic interest in the shares; provided that this provision shall not alter the obligations of a record stockholder to provide the Notice of Proxy Access Nomination. Ownership of shares shall be deemed to continue during any period (x) in which shares have been loaned if the person claiming ownership may recall such loaned shares on no more than five (5) business days’ notice or (y) in which any voting power has been delegated by means of a proxy, power of attorney or other instrument or arrangement which is revocable by the person claiming ownership, at any time without condition. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.
(g) Contents of Notice of Proxy Access Nomination. The Notice of Proxy Access Nomination shall set forth or be submitted with the following information and materials in writing (including, as applicable, with respect to each Eligible Stockholder, every member of any group that constitutes such Eligible Stockholder other than a Custodian Holder):

(i) with respect to each Stockholder Nominee and each Eligible Stockholder, the information identified in Article I, Section 8, as applicable;
(ii) the written consent of each Stockholder Nominee to being named in the Corporation’s proxy materials as a nominee and to serving as a director if elected;
(iii) a copy of the Schedule 14N that has been, or concurrently is, filed with the Securities and Exchange Commission as required by Rule 14a-18 under the 1934 Act;
(iv) with respect to each Eligible Stockholder and its affiliates or associates or others acting in concert therewith and each Stockholder Nominee, all information as would be required to be disclosed in a solicitation of proxies for the election of such Stockholder Nominee as a director in a contested election pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder;
(v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Stockholder and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Stockholder’s Stockholder Nominee(s), and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Stockholder, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive officer of such registrant; and
(vi) a completed director questionnaire signed by the Stockholder Nominee (a form of which shall be provided by the Secretary of the Corporation promptly following a request therefor).
In addition, the Notice of Proxy Access Nomination must be submitted with a signed, written agreement of the Eligible Stockholder (and each member of any group that together constitute an Eligible Stockholder other than a Custodian Holder) setting forth:

Exhibit 3.3

(i) a representation that the Eligible Stockholder (1) acquired ownership of the Required Shares and Threshold Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (2) has not nominated and will not nominate for election to the Board of Directors at the Applicable Meeting any person other than its Stockholder Nominee(s), (3) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the Applicable Meeting other than its Stockholder Nominee(s) or other nominees of the Board of Directors, (4) will not distribute to any person any form of proxy for the Applicable Meeting other than the forms distributed by the Corporation and (5) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and otherwise will comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Article I, Section 9;
(ii) a representation that (1) within five business days after the date that the Notice of Proxy Access Nomination is sent to the Corporation, the Eligible Stockholder will provide one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the requisite three-year holding period) that, as of a date within seven days prior to the date that the Notice of Proxy Access Nomination was received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, (2) within five business days after the record date for determining stockholders of the Corporation entitled to vote at the Applicable Meeting, the Eligible Stockholder will provide one or more written statements from the record holder (and from each intermediary through which the Required Shares are held) verifying the Eligible Stockholder’s continuous ownership of the Required Shares through such record date and (3) the Eligible Stockholder will provide immediate written notice to the Corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the convening of the Applicable Meeting;
(iii) in the case of a nomination by an Eligible Stockholder consisting of a group, the designation by all group members of one group member that is authorized to act on behalf of all members of that group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(iv) an undertaking that the Eligible Stockholder agrees to (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provides to the Corporation, (2) indemnify and hold harmless the Corporation and each of its directors, officers and employees against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect any Stockholder Nominee pursuant to this Article I, Section 9, (3) file with the Securities and Exchange Commission any solicitation materials relating to the Applicable Meeting, regardless of whether any such filing is required under Regulation 14A of the 1934 Act or whether any exemption from filing is available for such solicitation materials under Regulation 14A of the 1934 Act, (4) comply with all laws and regulations applicable to any solicitation in connection with the Applicable Meeting and (5) provide to the Corporation, prior to the Applicable Meeting, such additional information as necessary or reasonably requested by the Corporation. In addition, no later than the Final Proxy Access Nomination Date, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary of the Corporation documentation satisfactory to the Corporation that demonstrates that the funds comprising the Qualifying Fund are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act.
Any information required by this Article I, Section 9 to be provided to the Corporation must be updated and supplemented by the Eligible Stockholder or Stockholder Nominee, as applicable, by delivery to the Secretary of the Corporation (1) no later than 10 days after the record date for determining the stockholders of the Corporation entitled to vote at the Applicable Meeting, of such information as of such record date and (2) no later than five days before the Applicable Meeting, of such information as of the date that is 10 days before the Applicable Meeting. Further, in the event that any information or communications provided (pursuant to this Article I, Section 9 or otherwise) by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any inaccuracy or omission in any previously provided information and of the information that is required to make such information or communication true and correct. For the avoidance of doubt, the requirement to update, supplement and correct such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these Bylaws) available to the Corporation relating to any defect (including any inaccuracy or omission).

Exhibit 3.3

(h) Information and Agreements from Nominees. Upon the request of the Corporation, each Stockholder Nominee must: (i) provide an executed agreement, in a form satisfactory to the Corporation, that the Stockholder Nominee (1)  has read and agrees, if elected to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, and any other policies and guidelines of the Corporation applicable to directors (which will be provided by the Corporation following a request therefor), (2) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a Stockholder Nominee or as a director of the Corporation, in each case that has not been disclosed to the Corporation and (3) is not and will not become a party to any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director; and (ii) provide (within five business days of the Corporation’s request) such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether or not such Stockholder Nominee (1) is independent under the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (2) has any direct or indirect relationship with the Corporation, other than those relationships that have been deemed categorically immaterial pursuant to the standards used by the Corporation for determining director independence, (3) would, by serving on the Board of Directors, violate or cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules or listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed or any applicable law, rule or regulation and (4) is or has been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.
(i) Ineligibility of Certain Stockholder Nominees. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at that annual meeting or (ii) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the votes present in person or represented by proxy and entitled to vote in the election of directors, will be ineligible to be a Stockholder Nominee pursuant to this Article I, Section 9 for the next two annual meetings of stockholders. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Article I, Section 9 or any other provision of these Bylaws, the Certificate of Incorporation, the Corporation’s Corporate Governance Guidelines or applicable law or regulation at any time before the Applicable Meeting, will not be eligible or qualified for election at such annual meeting of stockholders and no other nominee may be substituted by the Eligible Stockholder that nominated such Stockholder Nominee (or any other Eligible Stockholder).
(j) Exclusion of Stockholder Nominees from Nomination and from Proxy Materials. The Corporation shall not be required to recognize or allow the nomination of a Stockholder Nominee (notwithstanding that proxies in respect of such nominee may have been received by the Board of Directors) or to include a Stockholder Nominee in its proxy materials for any annual meeting of stockholders pursuant to this Article I, Section 9:

(i) who is not independent under (a) the rules or listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, (b) any applicable rules of the Securities and Exchange Commission or any other regulatory body with jurisdiction over the Corporation or (c) any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors;
(ii) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules or listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed or any applicable law, rule or regulation;
(iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;
(iv) who is subject to an order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;
(v) who is or has been, within the past 3 years, as officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended;
(vi) if such Stockholder Nominee or the nominating Eligible Stockholder (or any member of the underlying group) shall have provided information to the Corporation in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading, as determined by the Corporation;

Exhibit 3.3

(vii) if the nominating Eligible Stockholder (or any member of the underlying group) or applicable Stockholder Nominee otherwise breaches or fails to comply with its representations, undertakings or obligations pursuant to these Bylaws, including, without limitation, this Article I, Section 9;
(viii) if the nominating Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to failure to own the Required Shares through the date of the Applicable Meeting; or
(ix) if the Stockholder Nominee is determined not to satisfy the eligibility requirements provided in the Corporate Governance Guidelines.
For the purposes of this subsection (j), the occurrence of any events or conditions contemplated by clauses (i) through (v) and (ix) or, to the extent related to a breach or failure by the particular Stockholder Nominee, clauses (vi) and (vii) will result in the ineligibility of such Stockholder Nominee to stand for election and (if the proxy statement for the Applicable Meeting has not already been filed) in the exclusion from the Corporation’s proxy materials of each specific Stockholder Nominee to whom the ineligibility applies. The occurrence of any events or conditions contemplated by clause (viii) or, to the extent related to a breach or failure by the nominating Eligible Stockholder (or any member of the underlying group), clauses (vi) or (vii) that results in the shares owned by such Eligible Stockholder being excluded from the Required Shares or the Threshold Shares such that such person (or group of persons) shall no longer constitute an Eligible Stockholder, will result in the ineligibility of such Stockholder Nominee to stand for election and (if the proxy statement for the Applicable Meeting has not already been filed) in the exclusion from the Corporation’s proxy materials of each specific Stockholder Nominee to whom the ineligibility applies.

(k) Interpretation. The Board of Directors (and any committee or other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Article I, Section 9 and to make any determinations necessary or advisable to apply this Article I, Section 9 to any persons, facts or circumstances, in each case, acting in good faith.

(l) Attendance of Eligible Stockholder at Annual Meeting. Notwithstanding the foregoing provisions of this Article I, Section 9, unless otherwise required by law or otherwise determined by the Chairman of the Applicable Meeting, if none of: (i) the Eligible Stockholder, (ii) a Qualified Representative (as defined below) or (iii) if the Eligible Stockholder is comprised of a group, a member of such group, appears at the Applicable Meeting to present the sponsored Stockholder Nominee(s), such nomination or nominations shall be disregarded and conclusively deemed withdrawn, notwithstanding that proxies in respect of the election of the Stockholder Nominee(s) may have been received by the Corporation.
(m) Exclusive Method of Proxy Access. This Article I, Section 9 shall be the exclusive method for stockholders to include nominees for director election in the Corporation’s proxy materials.
(n) Definitions. As used in these Bylaws, the following terms shall have the meanings set forth below:
(i) “Custodian Holder”, with respect to any Eligible Stockholder, means any broker, bank or custodian (or similar nominee) who (i) is acting solely as a nominee on behalf of a beneficial owner and (ii) does not “own” (as defined in Article I, Section 9) any of the shares comprising the Required Shares or Threshold Shares of the Eligible Stockholder.
(ii) “person” means, as applicable, any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, association, trust or other entity or organization.
(iii) A “Qualified Representative” of an Eligible Stockholder means a person that is a duly authorized officer, manager or partner of such Eligible Stockholder or is authorized by a writing (i) executed by such Eligible Stockholder, (ii) delivered (or a reliable reproduction or electronic transmission of the writing is delivered) by such Eligible Stockholder to the Corporation prior to the taking of the action taken by such person on behalf of such Eligible Stockholder and (iii) stating that such person is authorized to act for such Eligible Stockholder with respect to the action to be taken.
(iv) A “Qualifying Fund” means two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (as amended from time to time the “Investment Company Act”).
(v) “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the 1934 Act and (ii) if the Eligible Stockholder so elects, a Statement.

Exhibit 3.3

(vi) “Required Shares” means that number of shares of common stock of the Corporation that represents at least three percent (3%) of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such outstanding share amount was given in any filing by the Corporation with the Securities and Exchange Commission prior to the date the Notice of Proxy Access Nomination is provided to the Secretary of the Corporation in accordance with Section 9(b).
(vii) “Three Year Start Date” means the date at the start of the three year period ending as of the date the Notice of Proxy Access Nomination is received by the Corporation in accordance with Section 9(b).
(viii) “Threshold Shares” means that number of shares of common stock of the Corporation that represented at least three percent (3%) of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such outstanding share amount was given in any filing by the Corporation with the Securities and Exchange Commission prior to the Three Year Start Date.